Exhibit 99.2

HUNTON ANDREWS KURTH LLP FILE NO: 034085.0000326

[Closing Date], 2025

To the Persons Listed on the Attached Schedule I

Re:	Federal and North Carolina Constitutional Law Issues related to Duke Energy Progress Storm Recovery Bonds

Opinion Recipients:

We have served as counsel to Duke Energy Progress, LLC (“DEP”), a North Carolina public utility, in connection with the issuance and sale on the date hereof by Duke Energy Progress NC Storm Funding II LLC, a Delaware limited liability company (the “Issuer”), of $[●] aggregate principal amount of the Issuer’s Senior Storm Recovery Bonds (the “Bonds”), which are more fully described in the Registration Statement on Form SF-1 (File Nos. 333-288942 and 333-288942-01) filed on July 23, 2025 (the “Registration Statement”), as amended by Amendment No. 1 thereto filed on [date] (the “Registration Statement”) and the preliminary prospectus, subject to completion, dated [date], which was included as part of the Registration Statement and the final prospectus, dated [date], which was filed with the Commission pursuant Rule 424(b)(1) of the rules and regulations of the Commission (the “Prospectus”). The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated [date] (the “Underwriting Agreement”) between DEC, the Issuer, and underwriters named in Schedule I to the Underwriting Agreement. The Bonds are being issued under the provisions of the Indenture dated as of the date hereof (the “Indenture”) among the Issuer and U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”) and U.S. Bank National Association, as securities intermediary and account bank. According to the Indenture, the Indenture Trustee holds the securitization property described below (the “Storm Recovery Property”) as collateral security for the payment of the Bonds.

In 2019, the North Carolina legislature enacted a financing act, codified as Section 62-172 of the North Carolina General Statutes, which was amended in 2025 (as amended, the “Financing Act”). The Financing Act allows public utilities to access lower-cost funds through the issuance of securitization bonds pursuant to financing orders issued by the North Carolina Utilities Commission (“NCUC”). The Financing Act permits the NCUC to impose nonbypassable securitization charges on all future and existing customers receiving transmission or distribution service from DEP or its successors or assignees under NCUC-approved rate schedules or under special contracts sufficient to pay principal of and interest on the bonds and other administrative expenses of the offering. The NCUC governs the amount and terms for collections of these securitization charges through one or more financing orders issued to DEP and upon the issuance of the bonds, these securitization charges may not be reduced, impaired, postponed, terminated or otherwise adjusted by the NCUC except as adjusted pursuant to the true-up mechanism described herein.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON    BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON

LONDON    LOS ANGELES    MIAMI    NEW YORK    RICHMOND    SAN FRANCISCO    TOKYO    TYSONS    WASHINGTON, DC

www.Hunton.com

To the Persons Listed on the Attached Schedule I

[date], 2025

The State of North Carolina has pledged to the bondholders that it will not:

•	alter the provisions of the Financing Act, which authorizes the NCUC to create an irrevocable contract right or chose in action by issuance of a financing order, to create securitization property (such as the Storm Recovery Property), and make the securitization charges imposed by the financing order irrevocable, binding, or nonbypassable;

•	take or permit any action that impairs or would impair the value of securitization property (such as the Storm Recovery Property) or the security for the securitization bonds (such as the Bonds) or revises the securitization costs for which recovery is authorized;

•	impair the rights and remedies of bondholders, assignees, and other financing parties; or,

•	except for changes made pursuant to the true-up mechanism as authorized under the Financing Act, reduce, alter, or impair securitization charges that are to be imposed, billed, charged collected, and remitted for the benefit of the bondholders, assignees and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the securitization bonds (such as the Bonds) have been paid and performed in full.[1]

Nothing in this pledge will preclude limitation or alteration if full compensation is made by law for the full protection of the securitization charges collected pursuant to a financing order and of the bondholders and any assignee or financing party entering into a contract with the electric utility.2 This agreement is referred to as the State Pledge.

On February 3, 2025 DEP, along with Duke Energy Carolinas, LLC filed with the NCUC a joint petition for financing orders. Consistent with the Financing Act, on June 18, 2025, the NCUC issued to DEP a financing order under the Financing Act (the “Order”), creating the Storm Recovery Property in favor of DEP. In the Order, the NCUC authorized the imposition and collection of storm recovery charges (the “Storm Recovery Charges”) on all applicable customer rate classes until the Storm Recovery Bonds and related Financing Costs are paid in full.3 Absent an appeal, the Order is expected to become final and non-appealable on August 19, 2025. On the date hereof and simultaneous with the issuance of the Bonds, the Storm Recovery Property was sold and assigned to the Issuer in accordance with the provisions of the Storm Recovery Property Purchase and Sale Agreement, dated [___], 2025, between DEC and the Issuer in consideration for the payment by the Issuer of the purchase price for the Storm Recovery Property..

1 N.C. Gen. Stat. § 62-172(k).

2 Id.

3 Financing Order, Findings of Fact and Conclusions of Law ¶ 36; Order ¶¶ 15 and 18.

To the Persons Listed on the Attached Schedule I

[date], 2025

QUESTIONS PRESENTED

You have requested our reasoned opinion with respect to the following questions presented under the Federal and North Carolina Constitutions:

(A)(i) Whether the holders of the Bonds (the “Bondholders”), by virtue of the State Pledge, could successfully challenge under Article I, Section 10 of the United States Constitution (the “Federal Contract Clause”) the constitutionality of any legislative action of the State of North Carolina (the “State”), whether by legislation or voter initiative, that becomes law (“Legislative Action”) that limits, alters, impairs, or reduces the value of the Storm Recovery Property or the Storm Recovery Charges so as to impair (a) the terms of the Indenture or the Bonds or (b) the rights and remedies of the Bondholders (or the Indenture Trustee acting on their behalf) before the Bonds are fully paid and discharged;4 and

(ii) Whether preliminary injunctive relief would be available under federal law to delay implementation of Legislative Action that results in an Impairment pending final adjudication of a claim challenging such Legislative Action in federal court and, assuming a favorable final adjudication of such claim, whether permanent injunctive relief would be available to enjoin the implementation of the challenged Legislative Action.

(B)(i) Whether, under the Takings Clause of the Fifth Amendment to the United States Constitution (the “Federal Takings Clause”), the State could repeal or amend the Financing Act or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if doing so (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Storm Recovery Property or denied all economically productive use of the Storm Recovery Property; (b) destroyed the Storm Recovery Property other than in response to emergency conditions; or (c) substantially reduced, altered, or impaired the value of the Storm Recovery Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds (a “Taking”); and

(ii) Whether, under Article I, Section 19 of the North Carolina Constitution (the “North Carolina Law of the Land Clause”) and as determined by a court of competent jurisdiction, the State could repeal or amend the Financing Act or take any other action in contravention of the State Pledge, assuming such action constituted a Taking, without paying just compensation to the Bondholders.

4 Any impairment described in clause (a) or (b) is referred to herein as an “Impairment.”

To the Persons Listed on the Attached Schedule I

[date], 2025

OPINIONS

Based on our review of the facts and the relevant judicial authorities, and subject to the qualifications, limitations, and assumptions set forth in this letter (including the assumption that any Impairment would be “substantial”), it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case:

(1)	would conclude, with respect to the question presented above in (A)(i), that the State Pledge constitutes a contractual relationship between the Bondholders and the State and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to cause an Impairment before the Bonds are fully paid and discharged;

(2)	would conclude, with respect to the question presented above in (A)(ii), that sound and substantial arguments support the granting of preliminary injunctive relief and that permanent injunctive relief is available under federal law to prevent implementation of Legislative Action hereafter taken and determined by such court to cause an Impairment in violation of the Federal Contract Clause; and

(3)	would conclude, with respect to the questions presented above in (B)(i) and (ii), that under the Federal Takings Clause and the North Carolina Law of the Land Clause that the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Financing Act or taking of any other action in contravention of the State Pledge constituted a Taking.

We note that this letter is limited to the laws of the United States of America and the State of North Carolina. Our opinions are based on our evaluation of the facts and circumstances described herein and the existing precedent and arguments related to the factual circumstances likely to exist at the time of a Federal Contract Clause or Takings Clause and North Carolina Law of the Land Clause challenge to Legislative Action or other State action. Such precedent and such circumstances could change materially from those discussed below. Accordingly, the opinions herein are intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case. None of the foregoing opinions is intended to be a guaranty as to what a particular court would hold; rather, each such opinion is an expression as to the decision a court ought to reach if the issue were properly prepared and presented and the court followed what we believe to be the applicable legal principles under existing precedent.

To the Persons Listed on the Attached Schedule I

[date], 2025

In addition, we are not aware of any reported controlling precedent that is directly on point with respect to the questions presented above. Thus, our analysis is a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the issuance of injunctive relief) is subject to the discretion of the court asked to apply them. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. As a result, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe are supported by current precedent. The recipients of this letter should assess these considerations in analyzing the risks associated with the subject transaction.

DISCUSSION

I.	THE FEDERAL CONTRACT CLAUSE

The Federal Contract Clause provides that “[n]o State shall . . . pass any . . . Law impairing the Obligation of Contracts.”5 The United States Supreme Court has long instructed that this language serves “to encourage trade and credit by promoting confidence in the stability of contractual obligations.”6 Accordingly, “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”7 While on its face the Federal Contract Clause appears to proscribe any law impairing the obligation of contracts, the Supreme Court has made clear that the Clause’s proscription “is not an absolute one and is not to be read with literal exactness like a mathematical formula.’”8

Instead, the Supreme Court applies a three-part test to determine whether a legislative action violates the Federal Contract Clause:

(1)	whether the legislative action operates as a substantial impairment of a contractual relationship;

5 U.S. Const. art. I, § 10.

6 U.S. Trust Co. v. New Jersey, 431 U.S. 1, 15 (1977).

7 Id. at 17.

8 Id. at 21 (internal quotation marks omitted); see also Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 410 (1983) (“Although the language of the [Federal] Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State ‘to safeguard the vital interests of its people.’”) (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934)).

To the Persons Listed on the Attached Schedule I

[date], 2025

(2)	assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3)	whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.[9]

In addition, in cases involving a contract with a state, there is an additional step known as the “reserved powers doctrine.” That doctrine requires a reviewing court to ask whether a state has “surrender[ed] an essential attribute of its sovereignty,” which the state is not permitted to do.10

The following subparts address: (1) whether a contract exists between the State and the Bondholders; (2) if so, whether that contract violates the “reserved powers” doctrine; and (3) the State’s burden in justifying an Impairment. The determination of whether a Legislative Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses an opinion as to how a court of competent jurisdiction would resolve that issue with respect to the Order, the Storm Recovery Property, or the Bonds. Therefore, we assume for purposes of this letter that any Impairment resulting from a challenged Legislative Action would be substantial under the Federal Contract Clause.

A.	The Existence of a Contractual Relationship

The law is clear that a contractual relationship may, in certain circumstances, arise from a legislative enactment. Courts have recognized, however, a general presumption that “absent some clear indication that [a] legislature intends to bind itself contractually, . . . ‘a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.’”11 That presumption arises from the principle that a legislature’s primary function “is not to make contracts, but to make laws that establish the policy of the state.”12

9 Energy Reserves, 459 U.S. at 411–13; see also RUI One Corp. v. City of Berkeley, 371 F.3d 1137, 1147 (9th Cir. 2004) (citations omitted).

10 U.S. Trust, 431 U.S. at 23. The Supreme Court has sometimes indicated that Federal Contract Clause challenges should be reviewed in three steps and sometimes indicated the review should involve two steps. Compare Energy Reserves, 459 U.S. at 411-12 (identifying three-part test: (1) “substantial impairment,” (2) “significant and legitimate public purpose,” and (3) “reasonable” and “appropriate” means), with Sveen v. Melin, –– U.S. ––, 138 S. Ct. 1815, 1821-22 (2018) (referencing two-part test: (1) “substantial impairment,” and (2) “whether the state law is drawn in an appropriate and reasonable way to advance a significant and legitimate public purpose” (internal quotation marks omitted)). Whether articulated as a three-part or two-part test, however, the substance of the inquiry is the same. Melendez v. City of New York, 16 F.4th 992, 1031 (2d Cir. 2021).

11 Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 465–66 (1985) (quoting Dodge v. Bd. of Education, 302 U.S. 74, 79 (1937)).

12 Id. at 466 (citing Ind. ex. Rel. Anderson v. Brand, 303 U.S. 95, 104–05 (1938)).

To the Persons Listed on the Attached Schedule I

[date], 2025

The general presumption against a contractual relationship may be overcome where the language of the statute at issue indicates an intent to create contractual rights. To determine whether a contract has been created by a statute, courts have explained, “it is of first importance to examine the language of the statute.”13 On this score, the United States Supreme Court has held that a statute creates a contractual relationship between a state and private parties if the statute contains adequate language of contractual undertaking.14 According to the Court, a statutory contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”15

Several Supreme Court decisions support the conclusion that the State Pledge creates a contractual relationship between the State and the Bondholders. For example, in U.S. Trust, the Supreme Court affirmed the trial court’s uncontested finding that a statutory covenant between two states that benefitted the holders of certain bonds gave rise to a contractual obligation between the states and those bondholders.16 The covenant at issue limited the ability of the Port Authorities of New York and New Jersey to subsidize rail-passenger transportation with revenues and reserves pledged as security for various bonds. In finding the presence of a contract between the states and the bondholders, the Court emphasized that “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds.’”17

Similarly, in Brand, the Supreme Court held that the Indiana Teachers’ Tenure Act formed a contract between the state and specified teachers because the statutory language showed a clear contractual intent. Specifically, the Court based its decision on the legislature’s repeated and intentional use of the word “contract” throughout the statute to describe the legal relationship between the state and the impacted teachers.18 “The title of the act,” too, was “couched in terms of contract,” and “[t]he tenor of the act indicate[d] that the word ‘contract’ was not used inadvertently or in other than its usual legal meaning.”19

13 Dodge, 302 U.S. at 78.

14 See Brand, 303 U.S. at 104–05 (noting that “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); U.S. Trust, 431 U.S. at 17–18, 17 n.14.

15 U.S. Trust, 431 U.S. at 17 n.14; accord AFSCME Maryland Council 3 v. Maryland, 61 F.4th 143, 149 (4th Cir. 2023) (quoting U.S. Trust, 431 at 17 n.14).

16 Id. at 17–18.

17 Id. at 18 (quoting 1962 N.J. LAWS, c. 8, § 6; 1962 N.Y. LAWS, c. 209, § 6).

18 Brand, 303 U.S. at 105. That said, the mere use of the word “contract,” without more, will not necessarily establish the requisite contractual intent. See Nat’l R.R., 470 U.S. at 470. Indeed, in National Railroad, the Court found that the use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly created nongovernmental corporation Amtrak and the railroads, not a contractual relationship between the United States and the railroads. The Court made clear that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Id. at 467.

19 Brand, 303 U.S. at 105.

To the Persons Listed on the Attached Schedule I

[date], 2025

Like the language of the covenants considered in U.S. Trust and Brand, the language of the State Pledge manifests the North Carolina legislature’s intent to bind the State. In particular, the State Pledge provides, in pertinent part, that “[t]he State and its agencies, including the [NCUC], pledge and agree with bondholders, the owners of the securitization property, and other financing parties that the State and its agencies will not take any action listed in [N.C. Gen. Stat. §  62-172(k)(1)]. . . .”20 Similar to the terms “covenant” and “agree” quoted in U.S. Trust, and the word “contract” in Brand, the terms “pledge” and “agree” evince a desire to create private rights of a contractual nature enforceable against the State. And “[t]he tenor of the” State Pledge, as in Brand, indicates that those words were “not used inadvertently or other than [their] usual legal meaning.”21 Also consistent with the language at issue in U.S. Trust, the State Pledge names the beneficiaries of the State’s pledge and agreement.22 Finally, it bears mention that the State authorized an issuer of Storm Recovery Bonds to include the State Pledge in contracts with the holders of Storm Recovery Bonds (such as the Bondholders).23 On this record, there is ample evidence to overcome the general presumption against statutory contracts and to conclude that the State Pledge creates a contractual relationship between the State and the Bondholders under the Federal Contract Clause. Perhaps equally important, we are unaware of any circumstances surrounding the enactment of the Financing Act suggesting that the North Carolina legislature did not intend to bind contractually the State through the State Pledge.

20 N.C. Gen. Stat. § 62-172(k)(1).

21 Brand, 303 U.S. at 105.

22 N.C. Gen. Stat. § 62-172(k)(1) (“The State and its agencies, including the Commission, pledge and agree with bondholders, the owners of the securitization property, and other financing parties . . . .”)

23 Id. § 62-172(k)(2) (“Any person or entity that issues securitization bonds may include the language specified in this subsection in the securitization bonds and related documentation.”)

To the Persons Listed on the Attached Schedule I

[date], 2025

B.	The Reserved Powers Doctrine

As noted, the reserved powers doctrine limits the State’s ability to contract away an essential attribute of its sovereignty.24 According to this doctrine, if a contract purports to capitulate a state’s “reserved powers,” such a contract is void as a matter of law. Although the scope of the reserved powers doctrine has not been precisely defined by courts, Supreme Court case law has established that a state cannot enter into contracts that forbid the exercise of the state’s police powers or the state’s power of eminent domain.25 On the other hand, the Court has made clear that a state’s “power to enter into effective financial contracts cannot be questioned,” and promises that are “purely financial” do not necessarily compromise a state’s reserved powers.26

In our view, the State Pledge does not purport to surrender any reserved powers of the State. Although the State’s commitment not to “[t]ake or permit any action that impairs or would impair the value of securitization property or the security for the securitization bonds or revises the securitization costs for which recovery is authorized” is arguably broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level,27 the State Pledge does not purport to contract away or forbid the future exercise of the State’s power of eminent domain or police power to protect public health and safety. Through “financing order[s]” (like the Order), the State will authorize electric utilities to issue “securitization bonds” (such as the Bonds) and pledges not to impair the value of the “securitization property” (i.e., the Storm Recovery Property) securing such instruments. In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for securitization bonds to foster the capital markets’ acceptance of such bonds, which are expressly authorized and will be issued to facilitate the recovery of the costs of catastrophic storms. As such, we believe that the State Pledge is akin to the “financial contract” involved in U.S. Trust, and therefore would not be viewed as an impermissible surrender of an essential attribute of state sovereignty.

24 U.S. Trust, 431 U.S. at 23.

25 Id. at 23–24, 24 nn.20–21 (citing Stone v. Mississippi, 101 U.S. 814, 817 (1880); W. River Bridge Co. v. Dix, 47 U.S. 507, 525–26 (1848)).

26 Id. at 24; see also Cont’l Ill. Nat’l Bank & Trust Co. v. Washington, 696 F.2d 692, 699 (9th Cir. 1983) (“Thus, insofar as the purely financial aspects of the agreement are concerned, reservations are not to be lightly inferred.”).

27 N.C. Gen. Stat. § 62-172(k)(1)(b); U.S. Trust, 431 U.S. at 25.

To the Persons Listed on the Attached Schedule I

[date], 2025

C.	The State’s Burden to Justify an Impairment

To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a statutory contract can be justified only with “a significant and legitimate public purpose . . . such as the remedying of a broad and general social or economic problem.”28 In addition, the state must show that its action causing a substantial impairment is “reasonable and necessary to serve” such a public purpose. Admittedly, this analysis is case- and fact-specific, but the contours of the analysis are illustrated by several decisions of the United States Supreme Court.

For instance, in Home Building & Loan Association v. Blaisdell—“the leading case in the modern era of [Federal] Contract Clause interpretation”29—the Court assessed a challenge to a Minnesota law that, in response to economic conditions caused by the Great Depression: (1) authorized county courts to extend the period of redemption from foreclosure sales on mortgages “for such additional time as the court may deem just and equitable,” subject to certain limitations; and (2) regulated actions for deficiency judgments.30 In upholding the Minnesota law, the Court relied on the following factors: (1) an economic emergency threatened the loss of homes and land that provided state residents with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of specific individuals but for the protection of a broad interest of society; (3) the relief provided by the law was appropriately tailored to the emergency and could only be granted in reasonable conditions; (4) the conditions on which the law extended the period of redemption were not unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.

During the same term, the Supreme Court qualified its decision in Blaisdell, emphasizing the importance of the last factor analyzed—i.e., “the temporary and conditional relief which the legislation granted.”31 In that case, the Court addressed a challenge to an Arkansas law providing that money paid to any Arkansas resident as the insured or beneficiary designated under an insurance policy would be exempt from liability or seizure under judicial process.32 The Court struck down the Arkansas law under the Federal Contract Clause, and in so doing noted that the Arkansas law was not a temporary emergency measure like the Minnesota law at issue in Blaisdell. Two other contemporaneous opinions issued by the Supreme Court vacated laws passed in response to the economic emergency created by the Great Depression, thereby reinforcing the notion that, to be justified, an impairment must be the result of a reasonable, necessary, and tailored response to a broad and significant public concern.33

28 Energy Reserves, 459 U.S. at 411–12 (citation omitted). We are aware of no authority supporting the proposition that the will of the people, in and of itself, constitutes a broad and significant public purpose sufficient for a substantial impairment by a state of a statutory contract to survive a challenge under the Federal Contract Clause.

29 U.S. Trust, 431 U.S. at 15; see also HAPCO v. City of Philadelphia, 482 F. Supp. 3d 337, 350 (E.D. Pa. 2020 ) (continuing to refer to Blaisdell as “[t]he leading case in the modern era of [Federal] Contract Clause interpretation”).

30 290 U.S. 398, 415–18 (1934).

31 W.B. Worthen Co. v. Thomas, 292 U.S. 426, 434 (1934).

32 Id. at 429–30.

33 See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935).

To the Persons Listed on the Attached Schedule I

[date], 2025

Relatedly, the deference that courts give to a legislature’s determination of the need for an impairment has turned on whether the contract at issue is a private one or whether the state is a contracting party. In fact, any deference, the Supreme Court has instructed, to legislative judgment as to the necessity and reasonableness of a particular action, “is not appropriate” when the state is a party to the contract at issue.34 In that circumstance, a “stricter standard” should apply, for as the Court in Energy Reserves pointed out, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”35 The Ninth Circuit, too, has held that “[c]ourts defer to a lesser degree when the State is a party to the contract because the State’s self-interest is at stake.”36

The leading case involving the impairment of contracts to which the state is a party is U.S. Trust. There, two states agreed not to deplete the revenues and reserves securing certain bonds below a specified level. The states thereafter repealed that promise, justifying the repeal with the purported need to finance new mass transit projects in order to promote and encourage additional use of public transportation in light of energy shortages and environmental concerns.37 The Court ruled that the states’ action was invalid under the Federal Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the circumstances.”38 The Court further stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all. For example, the states could have “discourage[d] automobile use through taxes on gasoline or parking, . . .  and use[d] the revenues to subsidize mass transit projects.”39

34 U.S. Trust, 431 U.S. at 25–26. The Fourth Circuit has held that “at least some deference” is appropriate even when a state acts to impair a public contract, although it has stated this is less deference than would be accorded if the state acted to impair a private contract. Baltimore Tchrs. Union, Am. Fed’n of Tchrs. Loc. 340, AFL-CIO v. Mayor & City Council of Baltimore, 6 F.3d 1012, 1019 (4th Cir. 1993).

35 459 U.S. at 412–13 n.14.

36 RUI One, 371 F.3d at 1147 (internal quotation marks omitted).

37 431 U.S. at 28–29.

38 Id. at 29.

39 Id. at 30 n.29.

To the Persons Listed on the Attached Schedule I

[date], 2025

Moreover, the Court contrasted the legislation under consideration with the statute challenged in City of El Paso v. Simmons, which limited to five years the reinstatement rights of defaulting purchasers of land from the state.40 For many years prior to the enactment of that statute, defaulting purchasers were allowed to reinstate their claims upon written request and payment of delinquent interest unless the rights of third parties had intervened. In U.S. Trust, the Court opined that this older statute “had effects that were unforeseen and unintended by the legislature when originally adopted” in that “speculators were placed in a position to obtain windfall benefits.”41 Thus, according to the Court, the state’s adoption of a statute of limitations was reasonable to restrict parties to gains expected from the contract when the original statute was adopted. By comparison, the need for mass transportation in New York and New Jersey was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the states adopted the covenant.42

The U.S. Trust Court also distinguished its prior holding in Faitoute Iron & Steel Co. v. City of Asbury Park,43 which was, at that point, the “only time in th[e 20th] century that alteration of a municipal bond contract ha[d] been sustained.”44 Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. The holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. As recounted in U.S. Trust, the Faitoute Court rejected the bondholders’ Federal Contract Clause claims on the ground that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan “enabled the city to meet its financial obligations more effectively.”45 U.S. Trust explained that the obligation in Faitoute was “discharged, not impaired” by the plan.46

40 379 U.S. 497 (1965).

41 U.S. Trust, 431 U.S. at 31.

42 Id. at 31–32.

43 316 U.S. 502 (1942).

44 U.S. Trust, 431 U.S. at 27.

45 Id. at 28.

46 Id.

To the Persons Listed on the Attached Schedule I

[date], 2025

The case law demonstrates that the State bears a substantial burden in attempting to justify a significant impairment of a contract to which it is a party. As the Supreme Court put it, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”47 That is because a state action that impairs contracts to which it is a party must further a significant, legitimate, and broad public purpose. And that public purpose must be served by a reasonable, necessary, and carefully tailored measure, since “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”48

Subject to the qualifications, limitations, and assumptions set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State under the Federal Contract Clause. We are also of the view that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair, or reduce the value of the Storm Recovery Property or the Storm Recovery Charges so as to cause an Impairment before the Bonds are fully paid and discharged.

II.	INJUNCTIVE RELIEF

In a challenge to Legislative Action under the Federal Contract Clause, we expect that a plaintiff would seek, among other potential remedies, an injunction preventing state officials from enforcing the provisions of such Legislative Action.49 A preliminary injunction would serve to delay the implementation of the Legislative Action pending the final resolution of the Contract Clause challenge, whereas a permanent injunction would prevent any future implementation of the Legislative Action once the court has resolved the merits of the litigation.

47 Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Trust, 431 U.S. at 25–28); see also, e.g., Kavanaugh, 295 U.S. 56; Murray v. Charleston, 96 U.S. 432 (1877).

48 U.S. Trust, 431 U.S. at 31.

49 Notably, if a plaintiff also sought money damages in federal court, the state defendant(s) could claim immunity. The Eleventh Amendment generally bars federal courts from granting money damages against the states, unless the state defendants waived that immunity. Pele v. Penn. Higher Educ. Assistance Agency, 628 F. App’x 870, 871 (4th Cir. 2015) (“Absent consent by the state or valid Congressional abrogation, the Eleventh Amendment bars an action in federal court seeking money damages against a state.”) (citing Bland v. Roberts, 730 F.3d 368, 389–90 (4th Cir.2013)); see also Zito v. N.C. Coastal Res. Comm’n, 8 F.4th 281, 284–85, 290–91 (4th Cir. 2021) (holding that “State sovereign immunity bars [plaintiffs’] [Fifth Amendment] takings claims against the [North Carolina Coastal Resources] Commission in federal court when North Carolina’s courts remain open to adjudicating those claims”). We are not aware of any facts with respect to the Financing Act or the Bonds that would cause us to believe the State has waived its immunity under the Eleventh Amendment

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A.	The Availability of Preliminary Injunctive Relief in Federal Court

A federal court balances the following equitable factors in deciding whether to grant preliminary injunctive relief: (1) whether the party seeking an injunction is likely to succeed on the merits; (2) whether the party is likely to suffer irreparable harm in the absence of injunctive relief; (3) whether the balance of equities tips in favor of the party seeking the injunction; and (4) whether an injunction is in the public interest.50 The decision to grant or deny a preliminary injunction is committed to the sound discretion of a federal district court, and the court’s exercise of that discretion is reviewed on appeal under the deferential “abuse of discretion” standard.51

Success on the Merits. For purposes of this opinion, and consistent with the assumptions above, we assume that a reviewing court would find a strong likelihood of success on the merits, i.e., that the Legislative Action is likely an Impairment. Thus, we examine only the three remaining elements of the standard for a preliminary injunction.

Irreparable Harm. In evaluating the irreparable harm prong on a request for a preliminary injunction, federal courts evaluate whether (1) there is a sufficient causal connection between the alleged injury and the conduct sought to be enjoined;52 (2) irreparable injury is likely in the absence of an injunction;53 (3) the threat of harm to the plaintiff is immediate;54 and (4) litigation can offer monetary compensation instead, i.e., an availability of an alternative remedy.55

50 See, e.g., Winter v. Nat. Res. Def. Council, Inc., 555 U.S. 7, 20 (2008); Pashby v. Delia, 709 F.3d 307, 331 (4th Cir. 2013). Following the Supreme Court’s ruling in Winter, the Fourth Circuit rejected its previous alternative formulation of the test that “‘grant[ing] or deny[ing] a preliminary injunction depends upon a ‘flexible interplay’ among all the factors considered . . . for all four [factors] are intertwined and each affects in degree all the others,’” e.g., that the greater the relative hardship to the party seeking the preliminary injunction, the less probability of success must be shown. See Real Truth About Obama, Inc. v. Fed. Election Comm’n, 575 F.3d 342, 346–47 (4th Cir. 2009), cert. granted, judgment vacated on other grounds, 559 U.S. 1089 (2010) (quoting and rejecting Blackwelder Furniture Co. of Statesville v. Seilig Mfg. Co., 550 F.2d 189, 196 (4th Cir. 1977)). Instead, “[c]ourts considering whether to impose preliminary injunctions must separately consider each Winter factor.” Pashby, 709 F.3d at 321.

51 Pashby, 709 F.3d at 319.

52 See Perfect 10, Inc. v. Google, Inc., 653 F.3d 976, 982 (9th Cir. 2011); Garcia v. Google, Inc., 786 F.3d 733, 745 (9th Cir. 2015).

53 See Winter, 555 U.S. at 22.

54 See, e.g., Universal Furniture Int’l, Inc. v. Collezione Europa USA, Inc., 196 F. App’x 166, 172 (4th Cir. 2006).

55 See Sampson v. Murray, 415 U.S. 61, 90 (1974); Roe v. Dep’t of Def., 947 F.3d 207, 228 (4th Cir. 2020), as amended (Jan. 14, 2020) (“Mere injuries, however substantial, in terms of money, time and energy necessarily expended in the absence of [an injunction] are not enough.”) (citation omitted); Mtn. Valley Pipeline, LLC v. 6.56 Acres of Land, Owned by Sandra Townes Powell, 915 F.3d 197, 218 (4th Cir. 2019), cert. denied sub nom. Givens v. Mtn. Valley Pipeline, LLC, 140 S. Ct. 300 (2019) (“In the unusual circumstances presented here, in which monetary damages will be unavailable to remedy financial losses when litigation ends, there is no bar to treating those losses as irreparable injury justifying preliminary relief.”); 11A Wright & Miller, Fed. Prac. & Proc. Civ. § 2948.1 (3d ed.) (“a preliminary injunction usually will be denied if it appears that the applicant has an adequate alternate remedy in the form of money damages or other relief” (footnote omitted) (collecting cases)).

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Causation. To obtain a preliminary injunction, Bondholders would have to prove that enforcement of the Legislative Action caused harm to them, such as loss of expected payments or loss of bond value. Because an Impairment, by definition, is Legislative Action that operates to the detriment of Bondholders, we believe that Bondholders would be able to show causation.

Likelihood of Injury. Bondholders would also have to prove that their harm is likely in the absence of an injunction. Again, however, the presence of likely harm is what makes the Legislative Action an Impairment in the first place. Thus, we assume here that Bondholders could prove likely harm without an injunction. As noted below, with respect to alternative remedies, where a constitutional violation is established, the irreparable injury element is satisfied.

Immediacy. If scheduled payments are disrupted or bond values are depressed by Legislative Action before a trial on the merits, then the Bondholders can prove immediate harm. If, however, a trial on the merits could take place before such harm occurs, then the harm may not be immediate enough to support a preliminary injunction.56

56 See, e.g., HCI Techs., Inc. v. Avaya, Inc., 446 F. Supp. 2d 518, 520–21 (E.D. Va. 2006) (denying motion for preliminary injunction due to lack of “immediate irreparable harm”), aff’d, 241 F. App’x 115 (4th Cir. 2007).

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Alternative Remedies. Unless the State waives immunity, the Eleventh Amendment bars federal courts from granting money damages against the State. Thus, absent such a waiver, money damages would be unavailable to redress the harm to the Bondholders from the Legislative Action. Moreover, where a “constitutional violation is established,” for instance a violation of the Federal Contract Clause, “usually no further showing of irreparable injury is necessary” to obtain a preliminary injunction.57

Balance of Equities. In deciding whether to grant a preliminary injunction, courts typically identify the harm that a preliminary injunction might cause the defendant, and weigh that harm against the plaintiff’s threatened injury.58 Here, a court will likely consider the balance of harm in the “public interest” step of the analysis because the balance of equities and the public interest often merge when the government is the party opposing the request for a preliminary injunction.59

Public Interest. In assessing the last prong required to grant a preliminary injunction request, courts “pay particular regard for the public consequences in employing the extraordinary remedy of injunction.”60 In fact, “[a]ny time a State is enjoined by a court from effectuating statutes enacted by representatives of its people, it suffers a form of irreparable injury.”61 But the law is also clear that there is no “blanket presumption in favor of the government in all preliminary injunction cases.”62 And importantly, the government has no interest in enforcing unconstitutional laws,63 and courts have instructed that financial concerns are not a paramount public interest.64 Thus, if a court determines that the Bondholders have established a substantial likelihood that a Legislative Action is unconstitutional under the Contract Clause—and, for the reasons explained above, we believe they can—then the “public interest” factor will counsel in favor of an injunction.

57 11A Charles Alan Wright, Arthur R. Miller & Edward H. Cooper, FEDERAL PRACTICE AND PROCEDURE § 2944, at 94 (2d ed. 1995) (citing cases); Leaders of a Beautiful Struggle v. Baltimore Police Dep’t, 2 F.4th 330, 346 (4th Cir. 2021) (“Because there is a likely constitutional violation, the irreparable harm factor is satisfied.”).

58 See Winter, 555 U.S. at 24.

59 See Nken v. Holder, 556 U.S. 418, 435 (2009).

60 Winter, 555 U.S. at 24; see also Salazar v. Buono, 559 U.S. 700, 714 (2010); see also Roe, 947 F.3d at 230–31.

61 Maryland v. King, 567 U.S. 1301, 1303 (2012) (internal quotation marks omitted).

62 Rodriguez v. Robbins, 715 F.3d 1127, 1145–46 (9th Cir. 2013).

63 See Centro Tepeyac v. Montgomery Cnty., 722 F.3d 184, 191 (4th Cir. 2013) (en banc) (“a state is in no way harmed by issuance of a preliminary injunction which prevents the state from enforcing restrictions likely to be found unconstitutional”) (citation omitted; N. Y. Progress & Prot. PAC v. Walsh, 733 F.3d 483, 488 (2nd Cir. 2013); KH Outdoor, LLC v. City of Trussville, 458 F.3d 1261, 1272 (11th Cir. 2006).

64 See, e.g., Pashby, 709 F.3d at 331 (“[T]he public interest in this case lies with safeguarding public health rather than with assuaging North Carolina’s budgetary woes.”) (finding that public interest weighed in favor of preliminary injunction enjoining state from implementing new Medicaid eligibility policy).

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Based on the foregoing, the Bondholders likely could satisfy the standards for preliminary injunctive relief to prevent an unconstitutional Impairment, although much will depend on the particulars of the Legislative Action.

B.	The Availability of Permanent Injunctive Relief in Federal Court

The requirements for a permanent injunction are much the same as those for a preliminary injunction. As noted above, the only meaningful difference is that, to obtain a permanent injunction, the Bondholders must show actual success on the merits, i.e., prevailing at trial.65 Because we expect that the Bondholders could obtain a preliminary injunction (subject to the caveats described above), we also expect that they could obtain a permanent injunction after succeeding at trial.

III.	THE FEDERAL TAKINGS CLAUSE

The Federal Takings Clause provides that private property shall not “be taken for public use, without just compensation.”66 The Federal Takings Clause is applicable to state action via the Fourteenth Amendment,67 and the Clause covers both tangible and intangible property.68 Rights under contracts can be property for purposes of the Federal Takings Clause,69 but legislation that “disregards or destroys” contract rights does not always constitute a taking.70 Where intangible property is at issue, state law will determine whether a property right exists. And if a court determines that an intangible asset is property, the court will then consider whether the owner of that property interest had a “reasonable investment-backed expectation” that the property right would be protected.71

65 See eBay Inc. v. MercExchange, L.L.C., 547 U.S. 388, 391 (2006); Mayor of Baltimore v. Azar, 973 F.3d 258, 274 (4th Cir. 2020) (“A party seeking a permanent injunction must demonstrate ‘actual success’ on the merits, rather than a mere ‘likelihood of success’ required to obtain a preliminary injunction.”).

66 U.S. const. amend. V.

67 See Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).

68 See Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003 (1984).

69 See Lynch v. United States, 292 U.S. 571, 577 (1934).

70 See Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).

71 PruneYard Shopping Ctr. v. Robins, 447 U.S. 74, 83 (1980); see also 2 Ronald D. Rotunda & John E. Nowak, TREATISE ON CONSTITUTIONAL LAW: SUBSTANCE AND PROCEDURE § 15.12(a)(iii), at 971 (5th ed. 2012).

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The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government (1) permanently appropriates or denies all economically productive use of property;72 (2) destroys property other than in response to emergency conditions;73 and (3) reduces, alters, or impairs the value of property so as to unduly interfere with reasonable investment-backed expectations.74 To decide whether a particular interference is “undue,” courts have considered the nature of the governmental action and weighed the public purpose served by the action against the degree to which it interferes with legitimate property interests and/or investment-backed expectations.75

The Supreme Court has identified two categories of regulatory action that constitute per se takings: (1) regulations that require a property owner to suffer a permanent physical invasion of property, and (2) regulations that deprive the owner of all economically beneficial use of the property.76 Beyond these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. City of New York.77 Under that test, a regulation constitutes a taking if it denies a property owner “economically viable use” of that property, which is, in turn, determined by three factors: (1) the character of the governmental action; (2) the economic impact of the regulation on the claimant; and (3) the extent to which the regulation has interfered with distinct investment-backed expectations.78

72 See, e.g., Connolly, 475 U.S. at 225; Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001); Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1027–28 (1992); United States v. Sec. Indus. Bank, 459 U.S. 70, 77 (1982).

73 The emergency exception to the just compensation requirement of the Federal Takings Clause often arises in cases involving the government’s activities during military hostilities. See, e.g., Nat’l Bd. of Young Men’s Christian Ass’ns v. United States, 395 U.S. 85 (1969); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958). Of note, though, the exception is not limited to wartime activities. See Miller v. Schoene, 276 U.S. 272 (1928).

74 See Connolly, 475 U.S. at 224–25; Cent. Eureka Mining, 357 U.S. 155.

75 See, e.g., Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 485 (1987).

76 Lingle v. Chevron U.S.A. Inc., 544 U.S. 528, 538 (2005).

77 438 U.S. 104 (1978).

78 Id. at 124, 138 n.36.

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The first Penn Central factor requires the Court to examine “the purpose and importance of the public interest underlying a regulatory imposition” with an “inquir[y] into the degree of harm created by the claimant’s prohibited activity, its social value and location, and the ease with which any harm stemming from it could be prevented.”79

The second Penn Central factor incorporates the principle enunciated by Justice Holmes many years ago: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”80 Nevertheless, “not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”81 Diminution in property value alone, for example, does not constitute a taking unless accompanied by serious economic harm.

The third and final Penn Central factor is “a way of limiting takings recovery to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime.”82 The burden under this factor of showing interference with reasonable, investment-backed expectations is a heavy one.83 Indeed, a reasonable, investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need,’”84 and “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”85 To sustain a claim under the Federal Takings Clause, the challenging party must show that it had a “reasonable expectation” at the time the contract was entered that the party “would proceed without possible hindrance” arising from changes in government policy.86

79 Maritrans Inc. v. United States, 342 F.3d 1344, 1356 (Fed. Cir. 2003) (internal quotation marks omitted).

80 Penn. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).

81 Armstrong v. United States, 364 U.S. 40, 48 (1960).

82 Loveladies Harbor, Inc. v. United States, 28 F.3d 1171, 1176 (Fed. Cir. 1994).

83 DeBenedictis, 480 U.S. at 493.

84 Monsanto, 467 U.S. at 1005–06 (quoting Webb’s Fabulous Pharmacies, 449 U.S. at 161).

85 Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).

86 Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).

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We are not aware of any case law that addresses the applicability of the Federal Takings Clause in the context of a purported exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state. The outcome, thus, of any claim that interference by the State with the value of the Storm Recovery Property without compensation is unconstitutional would likely depend on factors such as the State interest furthered by that interference and the extent of financial loss to the Bondholders caused by that interference. Also relevant to a court’s inquiry would be the extent to which the Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment. With respect to the last factor, we note that the Financing Act expressly provides for the creation of Storm Recovery Property in connection with the issuance of the Bonds, and further provides that the Order, once final, is irrevocable.87 Moreover, through the State Pledge, the State has “pledge[d] and agree[d] with [the] bondholders” not to impair the value of the Storm Recovery Property.88 Given the foregoing, we believe that Bondholders very likely have reasonable investment-backed expectations in their investments in the Bonds.

Based on our analysis of relevant judicial authority, it is our opinion, as set forth above and subject to the qualifications, limitations, and assumptions in this letter, that under the Federal Takings Clause, a reviewing court of competent jurisdiction would hold that the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Financing Act or any other action by the State in contravention of the State Pledge constituted a Taking. As noted earlier, in determining whether there is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served by that action against the degree to which the action interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal and interest on the Bonds.

87 N.C. Gen. Stat. § 62-172(e) (“Subsequent to the transfer of securitization property to an assignee or the issuance of securitization bonds authorized thereby, whichever is earlier, a financing order is irrevocable and, except for changes made pursuant to the formula-based mechanism authorized in this section, the Commission may not amend, modify, or terminate the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust securitization charges approved in the financing order.”).

88 Id. § 62-172(k)(1).

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IV.	THE NORTH CAROLINA LAW OF THE LAND CLAUSE

“While North Carolina does not have an express constitutional provision against the ‘taking’ or ‘damaging’ of private property for public use without payment of just compensation,” the North Carolina Supreme Court “has allowed recovery for a taking on constitutional as well as common law principles.”89 The North Carolina Supreme Court “recognize[s] the fundamental right to just compensation as so grounded in natural law and justice that it is part of the fundamental law of this State, and imposes upon a governmental agency taking private property for public use a correlative duty to make just compensation to the owner of the property taken.”90 “This principle is considered in North Carolina as an integral part of ‘the law of the land’ within the meaning of Article I, Section 19 of [the North Carolina] Constitution,” which provides that “[n]o person shall be . . . in any manner deprived of his life, liberty, or property, but by the law of the land.”91

To determine whether just compensation is required, North Carolina courts evaluate whether the alleged taking is “an exercise of the police power or of the power of eminent domain.”92 “If the act is a proper exercise of the police power, the constitutional provision that private property shall not be taken for public use, unless compensation is made, is not applicable.”93 “The state must compensate for property rights taken by eminent domain; damages resulting from the exercise of police power are noncompensable.”94 “The question of whether a particular governmental action is a legitimate exercise of the police power is resolved through an ‘ends-means’ analysis, in which the court must first look to the goal of the governmental action to determine whether the ends sought are within the scope of the police power, and then must determine whether the ‘means’, i.e., the extent to which the exercise of the power interferes with the owners property rights, is reasonable.”95 “A failure in either step results in a compensable taking.”96

89 Bailey v. State, 348 N.C. 130, 155 (1998) (emphasis, internal citation, and quotation marks omitted).

90 Id. (emphasis, internal citation, and quotation marks omitted).

91 Id. (emphasis, internal citation, and quotation marks omitted); N.C. Const., Art. I, § 19.

92 Dep’t of Transp.v. Harkey, 308 N.C. 148, 153 (1983) (internal citation and quotation marks omitted).

93 Id. (internal citation and quotation marks omitted).

94 Id. (internal citation and quotation marks omitted); see also, e.g., E. Appraisal Servs., Inc. v. State, 118 N.C. App. 692, 695–96 (1995).

95 E. Appraisal Servs., Inc., 118 N.C. App. at 696 (citing Responsible Citizens v. City of Asheville, 308 N.C. 255 (1983)).

96 Id. (citation omitted).

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In applying the “ends-means” analysis, North Carolina courts have stated that “[p]rotection of the public health, safety, morals and general welfare are the goals or ‘ends’ usually recognized as being within the legitimate scope of police power activity ‘exercised without payment of compensation to the owner, even though the property is thereby rendered substantially worthless.’”97 But the means “are not reasonable where 1) the owner has been deprived of all practical use of the property and 2) the property has been stripped of all reasonable value.”98 “Mere restriction of ‘practical uses’ or diminishment of ‘reasonable value’ does not result in a ‘taking.’”99

In determining whether a taking has occurred under the Law of the Land Clause, the North Carolina Supreme Court has explained that “[t]he term ‘property’ not only refers to ‘the thing possessed,’ but also includes ‘every aspect of right and interest capable of being enjoyed as such upon which it is practicable to place a money value.”100 Contract rights, including those created by statute with the state, constitute property within the takings analysis.101 The “benefit [must be] created and defined by a source independent of the Constitution, such as state law.”102

97 Id. (citing Weeks v. N.C. Dep’t of Nat. Res. & Cmty. Dev., 97 N.C. App. 215, 225 (1990)),

98 Id. (citing Weeks, 97 N.C. App. at 225).

99 Id. (citing Weeks, 97 N.C. App. at 225).

100 Beroth Oil Co. v. N.C. Dep’t of Transp., 367 N.C. 333, 341 (2014) (citation omitted).

101 Bailey v. State, 348 N.C. 130, 154 (1998). In Bailey, the North Carolina Supreme Court held that a statute imposing subsequent taxation on tax-exempt state retirement benefits was an unconstitutional taking of property without just compensation under the North Carolina and federal Constitutions. Id. at 156. However, the taking fell under the government’s taxing power, not the police power, id., so the Bailey analysis would apply here only if the impairment fell outside the police power, for the reasons described above.

102 State ex rel. Utils. Comm’n v. Carolina Util. Customers Ass’n, Inc., 336 N.C. 657, 678 (1994).

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North Carolina courts have interpreted the police power as it relates to public utilities. “Under the police power the state has authority to enact legislation to regulate the charges and business of a public utility.”103 In NCNG, for example, a utility appealed a final order from NCUC requiring it to refund certain monies to ratepayers, arguing that the order amounted to an unlawful taking of property in violation of the North Carolina and United States Constitutions. The Court disagreed, and held that the order was not an unlawful taking. It reasoned that the NCUC order “required [the utility] to comply with the approved rate structure in existence when the . . . monies were collected” from the ratepayers, and therefore constituted a lawful enforcement of a prior NCUC order.104 The Court did not engage in a lengthy ends-means analysis, but did explain:

It is in the public interest that a public utility company charge for its services rates which will enable it to maintain its financial ability to render adequate service and to attract the capital necessary for expansion and improvement of its service as needed. . . . The police power of the state extends to the raising of rates fixed by private contract so as to accomplish either or both of these purposes.”105

On this basis, the Court determined that the NCUC order was “reasonable and its benefit to the public outweigh[ed] any deprivation on NCNG’s constitutional rights.”106

Similarly, in State ex. rel Utilities Commission v. Carolina Water Service, Inc. of N.C., the North Carolina Court of Appeals held that no unconstitutional taking had occurred where, contrary to the “general rule established in its Policy,” the NCUC allocated $3.36 million out of a $19.2 million gain on sale to utility ratepayers “because of (1) the significant adverse impact on ratepayers, (2) the likely persistence of that adverse impact, (3) the large number of customers being lost, and (4) [NCUC’s] determination that $15.83 million was a sufficient incentive to live up to its policy goal of incentivizing the transfer of customers from utilities to municipalities.”107 As in NCNG, the court did not engage in a lengthy analysis of the ends-means test, but it did state that “the benefit to the public realized by [NCUC’s] exercise of its police power . . . . is not outweighed by any constitutional deprivation to [the public utility].”

These cases are not directly on point because there does not appear to have been any statutory state pledge involved in either case, and the takings impacted the utility companies themselves, not bondholders. However, they demonstrate that North Carolina courts read the police power broadly as it pertains to matters involving public utilities, which could include situations involving securitization bonds.

103 State ex rel. Utils. Comm’n v. N.C. Nat. Gas Corp., 323 N.C. 630, 643 (1989) (“NCNG”).

104 Id. (recognizing “the significant public good involved in [NCUC’s] regulation of utility companies’ private contracts affecting rates”).

105 Id. at 645 (emphasis in original, internal citation omitted).

106 Id.

107 225 N.C. App. 120, 136 (2013).

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Under the authorities discussed above, we reach the same opinion under the North Carolina Law of the Land Clause that we expressed regarding the Federal Takings Clause, except that the police power may apply comparatively more broadly under the Law of the Land Clause as it pertains to public utilities.

*      *      *      *      *      *      *

This opinion letter may not be relied on in any manner or for any purpose by any person other than the addressees listed on Schedule I hereto. Nor may you rely on this opinion letter for any purpose other than the transactions described herein. This opinion letter may not be quoted, published, communicated, or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter), other than the addressees listed on Schedule I hereto, without our specific prior written consent, except that each of the Underwriters may furnish copies of this letter (1) to any of its accountants or attorneys, (2) to comply with any subpoena, order, regulation, ruling, or request of any judicial, administrative, governmental, supervisory, or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (3) to any other person for the purpose of substantiating an Underwriter’s due diligence defense, and (4) as otherwise required by law. Provided, however, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof, a copy of this opinion letter may be posted by or at the direction of DEP or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by DEP or the Issuer. Such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this opinion letter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the U.S. Securities and Exchange Commission.

This opinion letter is being issued as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Very truly yours,

Schedule I

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

As the Representatives of the Underwriters

Duke Energy Progress, LLC

411 Fayetteville Street

Raleigh, North Carolina 27601

Duke Energy Progress NC Storm Recovery Funding II LLC

411 Fayetteville Street

Raleigh, North Carolina 27601

U.S. Bank Trust Company, National Association

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

Moody’s Investors Service, Inc.

7 World Trade Center at

250 Greenwich Street, 24th Floor

New York, New York 10007

Attention: ABS/RMBS Monitoring Department

S&P Global Ratings, a division of S&P Global Inc.

55 Water Street, 40th Floor

New York, New York 10041

Attention: Structured Credit Surveillance